EXHIBIT 99.2

NEWS RELEASE

For Immediate Release
Contacts: Howard Kaminsky, Chief Financial Officer
                                                                                                                                          (818) 949-5300 ext. 5728
Leigh Parrish, FD
(212) 850-5651
                                                                                                                                                        Stephanie Rich, FD
                                                                                                                                          (212) 850-5706

SPORT CHALET ENTERS INTO A NEW AMENDMENT TO LOAN AGREEMENT

- Waives Event of Default -

- Amends Borrowing Base, Covenants and Interest Rates -

Los Angeles, California – (March 2, 2009) – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB) today announced that it has amended its credit facility with Bank of America, N.A. Under the terms of the amendment, Bank of America has waived the Company's existing event of default and certain potential defaults, and amended the borrowing base, certain financial covenants and interest rates, all as more fully described below. The seasonal revolver limits under the credit facility remain unchanged under the amendment.

Craig Levra, Chairman and CEO, stated, “Bank of America has been very understanding of our business needs during these unprecedented economic times. The amended agreement is a very positive step because it is more accommodating to our operations in this difficult environment and it will allow us to refocus our attention on improving our top line results, working with our vendors to procure and market compelling merchandise, and launching our sportchalet.com website. We are also continuing to work closely with FTI Consulting who has played a key role in identifying opportunities to improve our operations by focusing on cost controls while maintaining the high levels of 'expert' service that our customers demand.”

Under the terms of the amendment, (i) Bank of America waived an existing event of default and certain potential defaults by the Company under its Amended and Restated Loan and Security Agreement and amended provisions of the Agreement relating to those potential defaults, (ii) the amount the Company can borrow against its borrowing base under its credit facility has been reduced by approximately 3% to between 61% and 66% of eligible inventory (varying from month to month), (iii) the interest rate has been increased from bank's prime rate plus 0.5% or LIBOR plus 2.5% (subject to reduction depending upon the Company's financial performance) to prime rate plus 2.0% or LIBOR plus 4.5%, (iv) the Company has agreed to maintain a minimum monthly EBITDA ranging from -$3.5 million to $5.6 million depending on the measurement date, and (v) the Company has agreed to continue to retain an acceptable turnaround professional until specified financial milestones are met. The Company's seasonal revolver limits remain unchanged, so that the credit facility continues to allow for advances up to $45 million from January 1st to August 31st and $70 million from September 1st to December 31st, subject to availability based on eligible inventory. The agreement expires in June 2012.

Mr. Levra concluded, “As we continue to navigate this difficult economic environment, we have asked for and received tremendous help from all our partners across every spectrum of our business, from landlords and developers to merchandise vendors, IT vendors, accountants and attorneys, marketing partners, and most of all our world class employees. Next month, we will be celebrating Sport Chalet's 50th anniversary, and the steps we have taken with everyone's contribution better position us to work towards 50 more great years of supporting the specialty sporting goods needs of our customers.”

About Sport Chalet, Inc.
Sport Chalet, founded in 1959 by Norbert Olberz, is a leading operator of full service specialty sporting goods stores in California, Nevada, Arizona and Utah. The Company offers over 50 services for the serious sports enthusiast, including backpacking, canyoneering, and kayaking instruction, custom golf club fitting and repair, snowboard and ski rental and repair, SCUBA training and certification, SCUBA boat charters, team sales, racquet stringing, and bicycle tune-up and repair throughout its 55 locations. The address for Sport Chalet's web site is http://www.sportchalet.com.

Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including any statement concerning the effect of the amendment on the Company's prospects or the ability of the Company to identify and implement opportunities to improve its results of operations or prospects. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the negative effect of the economic downturn on the Company's sales, limitations on borrowing under the Company's bank credit facility, the Company's ability to reduce an adequate amount of operating expenses and control costs, the competitive environment in the sporting goods industry in general and in the Company's specific market areas, inflation, the challenge of maintaining its competitive position, changes in costs of goods and services, the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.